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                                                                    Exhibit 10.8


                                 AMENDMENT NO. 3
                                       TO
                       TELEDYNE TECHNOLOGIES INCORPORATED
               1999 NON-EMPLOYEE DIRECTOR STOCK COMPENSATION PLAN

                       Effective upon Stockholder Approval

      Effective upon stockholder approval at the 2003 Annual Meeting of Stockholders of Teledyne Technologies Incorporated (the "Company"), or any adjournment thereof, Section 1.4 of the Teledyne Technologies Incorporated 1999 Non-Employee Director Stock Company Plan, as amended (the "Plan"), is hereby amended to read in its entirety as follows:

      1.4. Shares Subject to the Plan. The shares to be offered under the Plan shall consist of the Company's authorized but unissued Common Stock or treasury shares and, subject to adjustment as provided in Section 5.1 hereof, the aggregate amount of such stock which may be issued or subject to Stock Options issued hereunder shall not exceed 400,000 shares. If any Stock Option granted under the Plan shall expire or terminate for any reason, without having been exercised or vested in full, as the case may be, the unpurchased shares subject thereto shall again be available for issuance under the Plan. Stock Options granted under the Plan will not be qualified as "incentive stock options" under Section 422 of the Code.

      Capitalized terms used and not otherwise defined in this Amendment No. 3 have the meanings ascribed to such terms in the Plan.